AMENDMENT TO EMPLOYMENT OFFER
This Amendment (this "Amendment") to the Employment Offer dated March 23, 2009 between Greenlight Reinsurance, Ltd. (the "Company"), and Tom Curnock (the "Employee") (the "Employment Offer" attached hereto as Ex. A) is entered into this 31st day of October 2018. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Employment Offer.
RECITALS
WHEREAS, the Employer hired the Employee as Vice President Underwriter pursuant to the Employment Offer; and
WHEREAS, the Employee's position changed to that of Chief Risk Officer on or about April 1, 2017; and
WHEREAS, the parties have determined it to be in their best interests to make certain amendments to the Employment Offer with an effective date as of January 1, 2018.
NOW, THEREFORE, BE IT RESOLVED, that in consideration of the mutual premises, covenants and agreements herein contained, the parties agree as follows:
RESOLVED, that the first sentence under Employment Status contained in the Employment Offer is hereby amended and restated as follows:
"Employment Status: Employee at will. Your employment may be terminated by the Company for any reason upon 180 days written notice, and may be terminated immediately by the Company for "Cause."
FURTHER RESOLVED, that the Base Salary contained in the Employment Offer is hereby amended and restated in its entirety as follows:
"Base Salary: the Company shall pay the Employee a base salary of US $330,000 per annum (the "Base Salary"). The Employee's Base Salary shall be paid in accordance with the Company's customary payroll practices. Salary reviews will take place, at a minimum, every two years."
FURTHER RESOLVED, the Bonus contained in the Employment Offer is hereby amended and restated in its entirety as follows:
"Bonus: the Employee shall be eligible to be considered for a discretionary Bonus with a target of 45% of Base Salary (the "Target Bonus"). Any Bonus earned during a calendar year shall be paid in accordance with the bonus payment provisions of the Company's applicable compensation plan (the "Compensation Plan"), as amended from time to time, and shall be subject to such other terms and conditions as are set forth therein."
FURTHER RESOLVED, that the Notice period contained in the Employment Offer is hereby amended and restated in its entirety as follows:
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"Notice: You may terminate your employment with the Company upon 180 days written notice. Upon your voluntary termination and satisfaction of the 180 day notice period, you will be paid any accrued but unpaid base salary and any unused vacation time. If you do not satisfy the 180 day notice period, all unused vacation time shall be forfeited as well as any remaining salary for that period."
FURTHER RESOLVED, except as otherwise expressly set forth in this Amendment, all provisions, terms and conditions in the Employment Offer remain unmodified and in full force and effect, and the Employment Offer is hereby in all respects ratified and confirmed.
FURTHER RESOLVED, that this Amendment, together with the Employment Offer, sets forth the entire agreement and understanding of the parties relating to the subject matter herein. No modification of or amendment to this Amendment, nor any waiver of any rights under this Amendment, shall be effective unless given in a writing signed by the party to be charged.
FURTHER RESOLVED, that this Amendment may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
GREENLIGHT REINSURANCE, LTD.

By:     /s/ Simon Burton
Name: Simon Burton
Title:     Chief Executive Officer
EMPLOYEE
/s/ Tom Curnock
Tom Curnock